FINAL TRANSCRIPT

CSC - Q1 2010 Computer Sciences Corporation Earnings Conference Call

Event Date/Time: Aug. 06. 2009 / 9:00PM GMT

CORPORATE PARTICPANTS

Bryan Brady
Computer Sciences Corporation - VP of IR

Mike Laphen
Computer Sciences Corporation - Chairman, President and CEO

Mike Mancuso
Computer Sciences Corporation - VP and CFO

CONFERENCE CALL PARTICIPANTS

Bryan Keane
Credit Suisse - Analyst

Jason Kupferberg
UBS - Analyst

David Cohen
JPMorgan - Analyst

Julio Quinteros
Goldman Sachs - Analyst

Rod Bourgeois
Sanford Bernstein - Analyst

Karl Keirstead
Kaufman Brothers - Analyst

Ashwin Shirvaikar
Citigroup - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the CSC fiscal year 2010 first-quarter earnings conference call. Today's call is being recorded. For opening remarks and introductions, I would like to turn the call over to Mr. Bryan Brady, Vice President of Investor Relations. Please go ahead, sir.

Bryan Brady - Computer Sciences Corporation - VP of IR

Thank you, operator, and good afternoon, everyone. Welcome to CSC's analyst call for the first quarter of fiscal year 2010. We hope you've had a chance to review our financial results, which were issued earlier this afternoon.

With me today are Mike Laphen, our Chairman and Chief Executive Officer, and Mike Mancuso, our Chief Financial Officer. As usual, this call is being webcast at csc.com, and we have also posted slides to our website to accompany our discussion.

On slide 2, there is a reminder that statements made during this call that are not historical facts may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these risks and uncertainties is contained in the Company's filings with the SEC, and copies of these filings are available from the SEC, from our website and from our Investor Relations department.

Slide number 3 acknowledges that CSC's presentation includes certain non-GAAP financial measures. In accordance with SEC rules, a reconciliation of these metrics to GAAP metrics is included in the tables of the earnings release and in the appendix to our slides. Both documents are available for your review at the Investor Relations section of the CSC website.

Finally, I would like to remind our listeners that CSC assumes no obligation to update the information presented on this
If you will kindly move to slide number 4, I am pleased to turn the call over to Mike Laphen.

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

Thank you, Bryan, and good afternoon, everyone. Today I'm again pleased to have the opportunity to speak with you about our first quarter's results. As I outlined in our last call, our objectives for fiscal year 2010 are to continue to position CSC for future new business opportunities and profitable growth while also improving this fiscal year's operational and financial performance by continuing our focus on cost management and cash generation; by continuing our solid operational delivery, particularly on key programs such as the NHS; and by removing risks and uncertainties surrounding our current and future performance.

As slide 5 summarizes, our first-quarter results demonstrate meaningful progress against our objectives. For the quarter, we delivered GAAP EPS of $0.85, up 8% from the previous year and considerably ahead of our guidance for the quarter. We also continued to improve operating income margin performance with an increase of 46 basis points over our first-quarter fiscal year 2009 result. And we achieved cash performance slightly higher than our expectations and delivered bookings of $3.5 billion.

We are pleased with the results of our operating margin improvement program, particularly since we believe they are sustainable as they arise from operational efficiencies and improvements, workforce rationalizations that are consistent with the dynamics of our markets, and increased leverage from our global workforce and delivery infrastructure.

Our revenue performance of $3.9 billion is in line with our expectations. Year over year, revenue declined 2.5% in constant currency and as normalized for the extra week in the first quarter of fiscal year 2009.

Operationally, we continue to deliver results for our clients. For the NHS, we completed the activities scheduled within the quarter, and we continue on pace to achieve our next key milestone. In May, we successfully completed the second phase of the US Army's Logistics Modernization Program, or LMP, increasing the system's user base by some 5000. With more than 8500 users, the LMP remains one of the world's largest fully integrated supply solutions ever developed.

Strategically, we took several significant actions this quarter to enhance our market position. First, we strengthened our presence in Latin America with the acquisition of BearingPoint Brazil. With this action, we expand our presence in Brazil, the ninth-largest economy in the world and the largest IT services market in Latin America. We further strengthened Business Solutions & Services with an infusion of experience consulting team. And we positioned ourselves to expand our support to existing CSC clients and multinational companies who have significant operations in Brazil.

Historically, CSC has offered private cloud services by leveraging its strengths in IT infrastructure and applications management, cybersecurity and regulatory compliance. These offerings provided the specific levels of security, service-level management and audit controls that our clients require. To broaden these offerings, we recently concluded several important strategic agreements with Microsoft. As a result, we have recently announced a whole new family of public and private and hybrid trusted cloud offerings and orchestration services.

Our clients can now select the combination of public and private cloud services that best suits their IT needs, including the use of the Microsoft Business Productivity Online Suite, BPOS, and as a public cloud service, the Windows Azure platform. As the first and only global systems integrator to offer both BPOS and Azure services, we believe CSC is uniquely positioned as a leader in providing cloud offerings and services to both existing and new enterprise clients.

Another strategic move for this quarter was the consolidation of our applications management business, including all offshore activities, and our global outsourcing services business. The consolidated business is now our Managed Services Sector, or MSS. This consolidation fully leverages the over 30,000 CSC professionals who deliver our application services globally, improves our market position, increases sales efficiency and further strengthens operational delivery.

Slide 6 details our revenue performance by line of business. Our first-quarter results provide evidence that our North American Public Sector business is returning to its historical rates of growth. Revenue grew 6.5% when normalized for the effect of the extra week, or 1.7% as reported. Major new wins contributing to the growth include the Air Force Contractor Field Teams and the Hanford Mission Support Alliance, which will ramp up in the second half. Our activities to support the 2010 US census will increase significantly in the fourth quarter, providing additional growth as we move into fiscal year 2011.

For the first quarter, MSS revenues as reported were $1.6 billion, a year-over-year decline of 6.1% in constant currency, normalized for the extra week. While MSS delivered some significant new wins in the quarter, new revenues were offset by reductions in project work, particularly with several distressed clients.

Our BSS revenues declined 9.6% in constant currency and as normalized for the extra week last year. Although we are seeing increasing signs of stabilization, discretionary spend across this space remains subdued.

Slide 7 addresses our fiscal year 2010 new business bookings. In aggregate, we achieved total bookings for the quarter of $3.5 billion. This result is flat sequentially. Early in the year, we announced important signings, including the UK Identity and Passport program and a new outsourcing arrangement with Xerox. Other important signings include new wins at Swiss pharmaceutical Nobel Biocare and the UK Atomic Energy Authority. Important renewals and extensions include several business units with BHP Billiton and expanded business with UTC, among others.

In the first quarter, BSS, which operated under very difficult market conditions, achieved bookings of $790 million. Signings include a business transformation project with a major European bank and a project to provide Internet connectivity and services to passengers on certain high-speed trains in Europe.

For the quarter, MSS bookings were $1.1 billion, including the new client wins I mentioned earlier. Our outsourcing pipeline of opportunities that are scheduled to be decided within fiscal years '10 through '12 currently stands at approximately $12 billion or -- I'm sorry, up $2 billion over last quarter. The pipeline is balanced across industries and services, including applications.

Our cost remains an important driver of many deals. Clients are also looking for change and the opportunity to transform their business to achieve greater productivity, efficiency and innovation.

NPS bookings for the first quarter of fiscal year '10 were $1.6 billion, up from $1.2 billion year over year. Our NPS pipeline for the fiscal years '10 through '12 currently contain some $27 billion in opportunities, of which $14 billion are currently scheduled for award in fiscal year '10.

Turning to slide 8, revenue performance by industry shows positive performance in constant currency for our public sector business and declines across our five commercial industry groups. Excluding the effect of the extra week, our public sector business grew 1.7% in constant currency and is expected to continue to grow in fiscal year '10 as the newly won programs I mentioned earlier come online.

The distress in the global financial services and manufacturing markets is reflected in our first-quarter results, with constant currency declines of 11% and 13%, respectively. In the financial services industry, we're starting to see some constructive signs as clients begin to consider our transformational programs.

Within our chemicals, energy and natural resources vertical, the utilities industry is generating the strongest demand. Sustainability initiatives, smart grid technologies and the potential for a new regulatory compliance framework are driving change across this industry segment. The nuclear subsector, particularly in EMEA, is generating increasing demand.

In the United States, much of the healthcare market has been paralyzed by the uncertainties created by the ongoing healthcare debate in the US Congress. Regardless of this debate's policy outcome, we continue to view this more constructively for CSC.

Looking forward, slide 9 depicts some of the major market opportunities that we believe will shape CSC's future. This remains a difficult and uncertain market as companies rethink their spending priorities and governments contemplate programs to stimulate their economies while improving services to their citizens. Nonetheless, as the global economy improves, we see significant growth opportunities for CSC.

We believe the uncertainties created by the ongoing healthcare debate are creating considerable pent-up demand in the marketplace for healthcare IT services, particularly for the use of electronic patient records, health informatics and claims management. Our broad base of experience implementing complex national health information systems in other countries and at the state level within the US will allow us to respond to those demands once policy direction has been established.

We believe CSC will be seen as an independent, trusted provider of secure cloud services. Our decades of experience managing enterprise computing environments on a global scale makes the move to public and private clouds a natural step in the evolution of our business.

We recently announced an agreement with the US Department of Defense to cooperate on cybersecurity as a member of the Defense Industrial Base Program. Under the agreement, CSC will collaborate to improve risk management of critical network infrastructures in support of the President's Comprehensive National Cybersecurity Initiative. This further evidences our strong position in the cyberspace market and the growing importance of that market.

Regulatory uncertainty, complexity and compliance continue to be issues across many industries. We are out in front of the market in offering solutions for customers needing to address government-mandated REACH requirements for the chemical industry and are positioned to help manage the dramatic regulatory changes anticipated in the financial and health industries.

In summary, we continue to believe CSC is well positioned to take advantage of the market disruptions resulting from new technology and the dramatic stimulus programs being implemented by governments around the world.

Turning to slide 10 and our guidance for fiscal year 2010, for fiscal year '10 we are affirming our new business bookings guidance of $17 billion to $18 billion, our revenue guidance of $16 billion to $16.5 billion. Additionally, we continue to anticipate an expansion of our operating income margin of 25 to 50 basis points.

Over the last two years, we have aligned our three main lines of business to improve market and operational performance, as well as achieve tax efficiency comparable to our peer competitors. As a consequence of these results, and those from our ongoing focus on tax matters, we are pleased to now be in a position to lower our effective tax rate guidance for the year to 28% and to raise our earnings guidance to between $4.80 and $5 per share. This increase in EPS, we are especially pleased to affirm our previous free cash flow guidance of 90% to 100% of net income.

At this point, I would like to turn the call over to Mike Mancuso for further details on this quarter's financials.

Mike Mancuso - Computer Sciences Corporation - VP and CFO

Thanks, Mike, and good afternoon. It is also my pleasure to have this opportunity to share with you our perspective and insights on our first-quarter results. As Mike Laphen indicated, we had another good quarter, having met or favorably exceeded all of our key financial metrics, namely revenue, earnings, margin rate improvement, cash flow and our days receivable outstanding, or DSOs, as it is referred to.

This first quarter's progress is a solid first step and a very important step towards meeting the financial targets for our fiscal year that we outlined for you in May of this year. If you will turn to chart 12, you will see essentially a repeat of the highlights from the press release and Mike's comment. Revenue of $3.9 billion is where we thought we would be and needed to be to meet our full-year guidance of $16 billion to $16.5 billion. OI, or operating income margin, was 46 basis points above last year, a result of our cost management initiatives, with our intensified focus on execution. And again, to remind you, we're looking for a 25 to 50 basis point improvement in margin rate for the year. I will talk to EPS in more detail on the next chart.

Free cash flow was a negative $462 million, and although unfavorable to last year's first quarter, was in fact considerably better than our internal forecast, with lower receivables being the biggest contributor.

Our DSOs dropped by four days, which gives us comfort that we can achieve the four- to five-day improvement goal we set for ourselves this year. And we do still expect free cash flow for the year to range between 90% to 100% of our increased net income.

So turning to chart 12 -- chart 13, excuse me -- I am sure there is going to be some keen interest in understanding the EPS performance above our guidance. About 90 days ago, we set the first-quarter EPS guidance at $0.50, which did not include any pickup from our pension actions, which we expected would kick in during our second quarter. However, a one-time curtailment gain was able to be recorded in the first quarter.

Timing of software licenses and a currency tailwind contributed $0.05. We were able to close a deal to sell our former headquarters building in LA at a modest gain. And we realized earlier than expected benefit from our productivity initiatives and workforce pruning for another $0.10. And finally, a change in our tax rate contributed $0.11.

Our full-year prior EPS guidance included an estimated effective tax rate of 37.5%. Last year, our effective tax rate was a negative 17.5%, the result of a massive effort to resolve several open years' audits with the IRS and various taxing authorities around the world, and compounded by our actions to remediate a Sarbanes-Oxley 404 material weakness surrounding our tax accounting.

I might remind you that our fiscal 2006 tax rate was 42%. Our 2007 rate was 35%, our 2008 rate was 41%, and our normalized rate last year, adjusting out the large settlements, was 32.5%. After the dust settled on FY '09, we turned our full-scale attention to a further in-depth analysis of FY '10 and the tax-related opportunities associated with our organizational realignment, the result of which yielded a 28% tax rate in the first quarter, an estimated rate of 15% in our second quarter, and a full-year estimated effective tax rate of 28%.

Keep in mind, however, that there are a considerable number of opportunities and issues in the tax area, both domestically and internationally. So I wouldn't be at all surprised if that rate were to change again.

So, if you will flip to chart 14, the lower tax rate increases our second-quarter guidance to $1.39 from $1 and our full-year EPS guidance into the range identified on the chart.

Move to chart 15. Year-over-year revenue is off 12%, but only 2% in constant currency and normalized for the extra week. The currency impact is $264 million. Also, fiscal first quarter last year was one week longer than this year, resulting in $170 million more revenue in that quarter.

FY '09 has been recast to reflect the realignment of our operating segments to facilitate the comparison to FY '10.

Chart 16 shows operating income by segment, reflecting a very modest reduction year over year, given the currency and extra week impact on revenue. BSS is most affected by the sluggish business environment, thus experienced a significant year-over-year decrease in operating income.

Chart 17 is a recap of selected financial info, most of which we have already addressed. On chart 18, I draw your attention to the highlighted numbers. On the asset side, cash is appreciably higher than last year. Strong cash flow last year, coupled with the drawdown of our revolver, partially offset by large debt repayments. Receivables have been reduced dramatically.

On the liability side, although interest-bearing debt has grown by over $400 million, keep in mind our revolver drawdown of $1.5 billion, so our debt increase was largely offset by paying down commercial paper and maturing term debt. Our overall net debt to capital ratio has further improved, and our overall balance sheet strengthened.

Chart 19 displays selected cash flow items. You can see the depreciation is lower, largely a product of lower capital expenditure, while working capital usage has increased, and that is primarily a timing issue.

This package also includes a significant amount of supplemental financial information starting on chart 20, which I will not address. It is there to help answer more detailed questions you may have.

So in summary, we feel good about the quarter. We feel our guidance is achievable. And we anxiously await your questions. With that, I will turn it back to Bryan to get things started.

Bryan Brady - Computer Sciences Corporation - VP of IR

Okay, well, thank you, Mike. We are now ready to begin the Q&A session. Before we start, we would really appreciate it if everyone would restrict themselves to one question, because last time a few people were unable to participate in the call. So, with your understanding, we can avoid a repeat of that. Thank you very much.

Operator, can you now please issue the instructions?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Bryan Keane, Credit Suisse.

Bryan Keane - Credit Suisse - Analyst

I was just looking at the operational improvement of the upside to the quarter, $0.10. Can you just talk a little bit about, again, what that was, and if that is repeatable going forward? Should we see more operational improvement upside in quarters two through four?

Mike Mancuso - Computer Sciences Corporation - VP and CFO

Bryan, it is repeatable, but I want you to keep in mind that we had already factored significant operational improvements in our prior guidance. And we have it embodied in our future quarter estimates. What we saw in the first quarter was an earlier than anticipated benefit from those initiatives. So they are repeatable. We got it a quarter earlier.

Bryan Keane - Credit Suisse - Analyst

Okay. I'm just going to sneak in one question. Tax rate, does that means the tax rate will stay at these levels when we model out for fiscal year '11 and beyond? I know that is kind of a tricky question, but just looking for a little guidance for that. Thanks, and congratulations on the quarter.

Mike Mancuso - Computer Sciences Corporation - VP and CFO

Well, it is hard for me to sit here and forecast tax rates for beyond FY '10, particularly in light of the tax changes that are being contemplated by the current administration. Having said that, we are focused on our tax rate. We have benchmarked our industry. Our tax rate for our industry is in the neighborhood of about 31%. There are obviously some significant swings in that, but ballpark is around 31%. I think it is possible for us to continue to work in that area to find opportunities. Notwithstanding changes in tax legislation I would see us staying in the range we're in right now, if not improving.

Operator

Jason Kupferberg, UBS.

Jason Kupferberg - UBS - Analyst

A couple of questions. First of all, on the bookings outlook for the year, I know you're reiterating the $17 billion to $18 billion. Can you talk about the step-up here from Q1 levels? Based on what you see in the pipeline, do you think this will be more back-end loaded in the fiscal year to get to that full-year target?

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

Yes. I think it will be more second half loaded as we look at what we have in the pipelines. And as we mentioned, the pipelines have improved. And with the business we are pursuing, we think those numbers are quite achievable. But it will be more back-end loaded in the second half than towards the front end.

Jason Kupferberg - UBS - Analyst

And what kind of commercial versus government split would you roughly expect out of that $17 billion to $18 billion?

Mike Mancuso - Computer Sciences Corporation - VP and CFO

Just a second.

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

We will have to get back to you on that.

Jason Kupferberg - UBS - Analyst
Okay. Follow-up question on –

Operator

Tien-tsin Huang, JPMorgan.

David Cohen - JPMorgan - Analyst

This is David Cohen for Tien-tsin. I wanted to ask about what you are seeing in pricing in the market and the different businesses. And just a clarification -- it looks like the EPS range got wider. Was there a change in the visibility that drove that? Thank you.

Mike Mancuso - Computer Sciences Corporation - VP and CFO

As far as the EPS range is concerned, David, we are obviously optimistic about the second half of the year. That having been said, we still have a lot of runway in front of us. So we are not hedging our bets. We are just presuming that there will be timing and variation in the second half of the year, and we're just more comfortable with a broader range.

Operator

Julio Quinteros, Goldman Sachs.

Julio Quinteros - Goldman Sachs - Analyst

On the operating improvement, $0.10 component of the improvement for the quarter, how much of that is attributed to the renegotiation of the UK NHS contract?

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

We don't speak to renegotiations with specific customers and the impact there. But I don't think you should consider it a factor.

Julio Quinteros - Goldman Sachs - Analyst

Okay, great. Thanks.

Operator

Rod Bourgeois, Bernstein.

Rod Bourgeois - Sanford Bernstein - Analyst

Our checks on the NHS contract suggest that the Derbyshire mental health site, which is one of the early adopter sites for your Lorenzo system, apparently they've decided to pull back on their plans to implement Lorenzo. And they're citing essentially that they want systems problems resolved before they implement the full Lorenzo system. And I guess I am wondering if that will at all affect the payments that you received in the March quarter related to the early adoption milestone on the NHS deal.

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

I'm not sure that information is -- is this Rod?

Rod Bourgeois - Sanford Bernstein - Analyst

Yes, Rod Bourgeois here.

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

I'm not sure that information is correct that you have. That is certainly not my understanding at the moment.

Rod Bourgeois - Sanford Bernstein - Analyst

Okay. So is Lorenzo continuing to be deployed at the Derbyshire mental health site?

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

My understanding is that that is on schedule to do so. Also, my understanding was that the final decision on that has not been made. But our understanding is it is all systems go, and we're marching towards that path. So we're pretty pleased with where we are right now on that path.

Rod Bourgeois - Sanford Bernstein - Analyst

All right. Well, I guess the real question is, is there any contingencies related to the payment that you received in the March quarter related to that milestone? To the extent that the deployment of Lorenzo at that particular site gets delayed or postponed, are there any contingencies related to those payments, or is that payment essentially in the bag?

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

No. As we have always said, we get milestone payments. That milestone is a significant milestone. And we need to achieve that milestone to get our full anticipated payments from NHS.

Rod Bourgeois - Sanford Bernstein - Analyst

All right. Thanks, guys.

Operator

(Operator Instructions). Karl Keirstead, Kaufman.

Karl Keirstead - Kaufman Brothers - Analyst
I've got question about the BSS margins, which, if I'm correct, came in at about 6%. Do you believe that that is a low that we'll see in fiscal '10? And is your 25 to 50 basis point margin improvement predicated on a significant pickup in that 6% margin in the BSS unit? Thank you.

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

Yes, that is. First quarter is always a low margin quarter for BSS for a number of reasons. One is the number of billable days in the quarter is substantially down. The second thing is typically licenses are lighter than normal in the first quarter as well. And also, whatever restructuring or rationalization charges we take in that business unit we typically do in the first quarter as well. So, yes, we do expect that to improve, and yes, we do see that participating in the improved margin performance of 25 to 50 points.

Karl Keirstead - Kaufman Brothers - Analyst

Great. And as a quick follow-up, on the last call you mentioned the BSS unit was showing signs of stabilization, yet it feels like it might have weakened a little bit further. Did anything, in your judgment, or perhaps what changed in the quarter that you didn't get the stability that you called out last quarter?

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

No, I don't want to reflect that it is not stable. We don't see the uptick yet, but I would still characterize it as stable, except for possibly the German market, which is a bit more stressed than others. But, no, I would still characterize that market or that business area as stable. And we are anticipating -- we're seeing signs, at least, that we could be cautiously optimistic about upticks in the second half.

Karl Keirstead - Kaufman Brothers - Analyst

Okay, thank you.

Operator

Tien-tsin Huang, JPMorgan.

David Cohen - JPMorgan - Analyst

This is David Cohen for Tien-tsin. I just wanted to follow up because I was hoping to hear about the pricing environment for each of the different businesses.

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

Well, the federal business is what it is. It is not impacted by the broader macroeconomic picture, commercial picture. The outsourcing, we haven't seen any substantial changes in pricing levels there. And thankfully, actually, on the discretionary BSS side, the billing rate has held up for the last several quarters -- I mean, the last several months. So I think that seems to be stable at this point.

David Cohen - JPMorgan - Analyst

Okay. And then if I could just get a clarification, the revenue guidance was unchanged and the margin guidance was unchanged. And the EPS is up. So how much of the increase in EPS guidance is tax, how much is operations and how much is other? Thank you.

Mike Mancuso - Computer Sciences Corporation - VP and CFO

If you did the math from the 37.5% tax rate we guided to before to the 28% tax rate guidance, you would see the lion's share of the EPS improvement in guidance is coming from tax. There is a modest amount of operational improvement also in that number, but the lion's share is in the tax side.

David Cohen - JPMorgan - Analyst

Thank you.

Operator

(Operator Instructions).

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

Just to go back to that earlier question on the bookings split between our commercial business and our public sector business, I think you could look at the public sector at or around $8 billion and the remainder on the commercial business.

Operator

Ashwin Shirvaikar, Citi.

Ashwin Shirvaikar - Citigroup - Analyst

My question is on the cash flow impact from the lower tax rate, if you could comment on that. Does that pretty much flow through, or is there a difference?

Mike Mancuso - Computer Sciences Corporation - VP and CFO

No, it will pretty much flow through, which underpins our guidance that our cash flow would remain at 90% to 100% of our net income, of our increased net income. So we will also get a cash benefit out of the tax change.

Ashwin Shirvaikar - Citigroup - Analyst

And that is ratable through the year?

Mike Mancuso - Computer Sciences Corporation - VP and CFO

It will be ratable through the year.

Ashwin Shirvaikar - Citigroup - Analyst

And if I can add one in, going forward, pension gain, does it step up from the $0.06 impact that you had in the first quarter, or does it stay about the same?

Mike Mancuso - Computer Sciences Corporation - VP and CFO

Pension gain is about $30 million-plus for the full year. And that was intended to be for a three-quarter period in FY '09 since it tipped into July. We still expect it to be at that level, plus or minus, not a significant amount, but $30 million for [the EPS math] on $30 million pretax.

Ashwin Shirvaikar - Citigroup - Analyst

Thank you.

Operator

Rod Bourgeois, Bernstein.

Rod Bourgeois - Sanford Bernstein - Analyst

Just a few follow-up questions on the cash flow assumptions. Can you kind of give us an update on your DSO target for the year and your CapEx plan for the year, and then whether there is some incremental pension benefit from maybe freezing benefits in Europe as well? I know that was one of the topics that was up in the air three months ago, on how the European pension would play out over the course of the year. So, DSO, CapEx and pension assumptions that might affect cash flow for the year?

Mike Mancuso - Computer Sciences Corporation - VP and CFO

Well, DSO first -- we targeted a four- to five-day improvement. We expect to achieve it, and it is factored into our guidance.

CapEx, we're ballparked about -- I don't have the number in front of me, but about $1 billion in CapEx. Again, that kind of a number has been factored into our guidance.

As far as the pension in Europe is concerned, what we said was that we were looking at that, dialoguing with the various work councils in the various countries, England, Scandinavia, etc. We don't have anything new to report on that front right now, but it is a work in process. We are hopeful at some point in the future we will see some benefit from altering the pension scheme, using the British term, in those jurisdictions, in those geographical areas, and we will get some benefit out of it. So it is on our to-do list and it's being worked.

Rod Bourgeois - Sanford Bernstein - Analyst

That's helpful. And then I'm seeing a lot of questions from investors on the tax rate. I know you can't really forecast tax rate well into the future. But is it feasible that a 28% tax rate is sustainable kind of beyond this year? Is there a reason that your structural tax rate would be that low on a sustainable basis, or is that at the low end of what seems realistic longer term? How would you look at that?

Mike Mancuso - Computer Sciences Corporation - VP and CFO

Again, to qualify by not knowing what our current administration is going to do in that area, absent that or setting that aside for a moment, our peer rates are in the very low 30s kind of thing. Obviously, we are enjoying right now a tax holiday in India that will expire next year. That will put upward pressure on the tax rate unless it's extended. But we are still looking and will continue to look. So long-winded answer to say, is 28% doable? I think it is. But if I had to bet the farm, I don't think I would stick my neck out that far next year until I find out what is going to happen here domestically.

Rod Bourgeois - Sanford Bernstein - Analyst

Thanks, guys.

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

Rod, just a follow-up on that NHS question. Thanks to our digital communications, I got a hot response from over in the UK. Derbyshire, from our people's perspective, is not an issue. Derbyshire is committed to Lorenzo, but pushed it out a bit. It wasn't planned in this quarter, and it is a small trust with no impact on the milestones. The key trust, by the way, is Bury. That is where the first adopter site that has been selected for the go-forward on the November milestone.

Rod Bourgeois - Sanford Bernstein - Analyst

But in any case, this was one of the early adopter sites, and it has been delayed, but they are still going to deploy it in the long run. That is the way to look at that, right?

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

That is correct. But it is a minor trust. I think the one that you should be focused on is the November milestone. And that is the Bury trust. And my understanding is they have agreed to go forward, and we are marching down that path.

Rod Bourgeois - Sanford Bernstein - Analyst

That's what I'm picking up, too. But the payments in March weren't at all related to the Derbyshire system? And I'm assuming by your comments that there is no contingencies in those payments related to Derbyshire and that this delay at Derbyshire won't have any impact on moneys you have already received?

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

Derbyshire would be totally insignificant in terms of our cash planning. The one that it would be of significant is Bury.

Rod Bourgeois - Sanford Bernstein - Analyst

Got it. All right. That's helpful. Thanks for the quick due diligence on that one.

Bryan Brady - Computer Sciences Corporation - VP of IR

Operator, I think we're at the end of the question session. I would like to hand the call back to Mr. Laphen to close off.

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

Well, again, thank you for your participation today. And before I close, I am pleased to inform you that CSC will be hosting an investors' conference where we will provide an update on our business strategy in New York City on November 18. A press release will be forthcoming with the appropriate details. I hope to see you all there, and have a good evening. Thank you.

Operator

Again, this does conclude today's conference call. Thank you for your participation.